SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-33001	77-0154833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Koll Center Parkway Suite 120 Pleasanton, CA 94566

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 223-6700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On October 15, 2015 Natus Medical Incorporated (the “Company”), through Medix I.C.S.A (“Medix”), a subsidiary of the Company based in Buenos Aires, Argentina, entered into a supply agreement (the “Supply Agreement”) with the Ministry of Health of Venezuela (“Ministry of Health”) to provide medical equipment, supplies and services over a three-year period, including certain third party products. Under the terms of the Supply Agreement, products and services will be delivered pursuant to prepayments made by the Ministry of Health. Prepayments totaling approximately $69 million are expected by the first quarter of 2016. Payments will be received in Argentine Pesos based on the current exchange rate of the U.S. dollar and the Argentine Peso at the time of payment. The agreement may be canceled at any time by the Ministry of Health except for the amount of any prepayments. If fully performed, the total sales under the agreement would aggregate $232.5 million.

Medix has partnered with a local distributor to provide distribution and technical service support to hospitals in Venezuela.

Natus expects the operating profitability over the life of the Supply Agreement to be similar to the company’s corporate average operating margin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED

Date: October 15 , 2015	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Senior Vice President Finance & Chief Financial Officer